The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell the Securities and we are not soliciting an offer to buy the Securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated November 7, 2018

Pricing Supplement dated November , 2018 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 Barclays Bank PLC Trigger GEARS

Linked to an Unequally Weighted Basket of One Index and Six Equity Securities due on or about November 30, 2023

Investment Description

The Trigger GEARS (the “Securities”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) with returns linked to the performance of an unequally weighted basket (the “Basket”) consisting of the Hang Seng® Index (the “Index Basket Component”) and the American depositary shares of each of Alibaba Group Holding Limited, Baidu, Inc., Ctrip.com International, Ltd., JD.com, Inc., NetEase, Inc. and Weibo Corporation (each a “Stock Basket Component and, together, the “Stock Basket Components). The Index Basket Component and the Stock Basket Components are each referred to as a “Basket Component” and, together, as the “Basket Components.” If the Basket Return is positive, the Issuer will pay the principal amount of the Securities at maturity plus a return equal to the Basket Return times the Upside Gearing, which will be set on the Trade Date and will be between 1.30 and 1.35. If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold (70% of the Initial Basket Value), the Issuer will repay the principal amount of the Securities at maturity. However, if the Final Basket Value is less than the Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Basket Return. In this case, you will have full downside exposure to the Basket from the Initial Basket Value to the Final Basket Value, and could lose all of your initial investment. Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Basket Value is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Due to the unequal weighting of the Basket Components, the performance of the Index Basket Component will have a significantly larger impact on the return on the Securities than the performances of the Stock Basket Components. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Enhanced Growth Potential: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Basket.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, the Issuer will repay the principal amount at maturity. However, if the Final Basket Value is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Basket Return. The Final Basket Value is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Trade Date:	November 28, 2018
Settlement Date:	November 30, 2018
Final Valuation Date[2]:	November 27, 2023
Maturity Date[2]:	November 30, 2023
[1]	Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE SECURITIES, BY ACQUIRING THE SECURITIES, EACH HOLDER OF THE SECURITIES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Security Offering

We are offering Trigger GEARS linked to an unequally weighted basket consisting of the Hang Seng® Index and the American depositary shares of each of Alibaba Group Holding Limited, Baidu, Inc., Ctrip.com International, Ltd., JD.com, Inc., NetEase, Inc. and Weibo Corporation. The Initial Component Value for each Basket Component and the Upside Gearing will be set on the Trade Date. The Initial Component Value of each Basket Component will be the Closing Value of that Basket Component on the Trade Date. The Securities are offered at a minimum investment of $1,000 (100 Securities).

Basket Components	Weighting	Initial Component Value	Upside Gearing	Initial Basket Value	Downside Threshold	CUSIP/ ISIN
Hang Seng® Index (HSI)	70.00%	•	1.30 to 1.35	100.00	70.00, which is 70% of the Initial Basket Value	06746V651 / US06746V6517
American depositary shares of Alibaba Group Holding Limited (BABA)	5.00%	$•
American depositary shares of Baidu, Inc. (BIDU)	5.00%	$•
American depositary shares of Ctrip.com International, Ltd. (CTRP)	5.00%	$•
American depositary shares of JD.com, Inc. (JD)	5.00%	$•
American depositary shares of NetEase, Inc. (NTES)	5.00%	$•
American depositary shares of Weibo Corporation (WB)	5.00%	$•

See “Additional Information about Barclays Bank PLC and the Securities” on page PS-2 of this pricing supplement. The Securities will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities constitute our unsecured and unsubordinated obligations. The Securities are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Security	$10.00	$0.35	$9.65
Total	$•	$•	$•

[1]	Our estimated value of the Securities on the Trade Date, based on our internal pricing models, is expected to be between $9.085 and $9.385 per Security. The estimated value is expected to be less than the initial issue price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Securities

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Securities are a part. This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

If the terms discussed in this pricing supplement differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

When you read the prospectus supplement and the index supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Securities” refers to the Trigger GEARS that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Securities

The range of the estimated values of the Securities referenced above may not correlate on a linear basis with the range for the Upside Gearing set forth in this pricing supplement. We determined the size of the range for the Upside Gearing based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Securities. The final terms for the Securities will be determined on the date the Securities are initially priced for sale to the public (the “Trade Date”) based on prevailing market conditions on or prior to the Trade Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Securities might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Securities on the Trade Date is expected to be less than the initial issue price of the Securities. The difference between the initial issue price of the Securities and our estimated value of the Securities is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

Our estimated value on the Trade Date is not a prediction of the price at which the Securities may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Securities in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Securities in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eleven months after the initial issue date of the Securities because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Securities and other costs in connection with the Securities that we will no longer expect to incur over the term of the Securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Securities and/or any agreement we may have with the distributors of the Securities. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Securities based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Securities at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their Trade Date. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Securities into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Securities such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Securities, or amendment of the amount of interest or any other amounts due on the Securities, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Securities solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Securities further acknowledges and agrees that the rights of the holders of the Securities are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability
The Securities may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of a significant portion or all of your initial investment, and you are willing to make an investment that may have the full downside market risk of the Basket.
♦	You seek an investment with a return linked to the performance of the Basket, and you believe the Basket will appreciate over the term of the Securities.
♦	You would be willing to invest in the Securities if the Upside Gearing were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upside Gearing will be set on the Trade Date).
♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.
♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Stock Basket Components or the securities composing the Index Basket Component.
♦	You are willing and able to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦	You understand and are willing to accept the risks associated with the Basket and the Basket Components.
♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments under the Securities and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Securities, including any repayment of principal.
The Securities may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦	You cannot tolerate the loss of a significant portion or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of the Basket.
♦	You do not seek an investment with exposure to the Basket, or you believe the Basket will depreciate over the term of the Securities and the Final Basket Value is likely to be less than the Downside Threshold.
♦	You would be unwilling to invest in the Securities if the Upside Gearing were set equal to the bottom of the range specified on the cover of this pricing supplement (the actual Upside Gearing will be set on the Trade Date).
♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the value of the Basket.
♦	You seek current income from this investment, or you would prefer to receive any dividends paid on the Stock Basket Components or the securities composing the Index Basket Component.
♦	You are unable or unwilling to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.
♦	You do not understand or are not willing to accept the risks associated with the Basket or the Basket Components.
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Securities, for all payments due to you under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Securities. For more information about the Basket and the Basket Components, please see the sections titled “The Basket,” Hang Seng® Index,” “Alibaba Group Holding Limited,” “Baidu, Inc.,” “Ctrip.com International, Ltd.,” “JD.com, Inc.,” “NetEase, Inc.” and “Weibo Corporation” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Security
Term[2,3]:	Approximately 5 years
Basket:

The Securities are linked to an unequally weighted basket (the “Basket”) consisting of one index and six equity securities (each, a “Basket Component” and, together, the “Basket Components”). The Basket Components, the Bloomberg ticker symbol for each Basket Component and the weighting of each Basket Component are as follows:

Basket Component[3,4]	Ticker	Weighting
Hang Seng® Index (the “HIS Index”)	HSI<Index>	70.00%
American depositary shares of Alibaba Group Holding Limited (the “BABA Shares”)	BABA<Equity>	5.00%
American depositary shares of Baidu, Inc. (the “BIDU Shares”)	BIDU<Equity>	5.00%
American depositary shares of Ctrip.com International, Ltd. (the “CTRP Shares”)	CTRP<Equity>	5.00%
American depositary shares of JD.com, Inc. (the “JD Shares”)	JD<Equity>	5.00%
American depositary shares of NetEase, Inc. (the “NTES Shares”)	NTES<Equity>	5.00%
American depositary shares of Weibo Corporation (the “WB Shares”)	WB<Equity>	5.00%
We refer to the Hang Seng Index as the Index Basket Component, and we refer to the American depositary shares of each of Alibaba Group Holding Limited, Baidu, Inc., Ctrip.com International, Ltd., JD.com, Inc., NetEase, Inc. and Weibo Corporation individually as a “Stock Basket Component” and, together, as the “Stock Basket Components.”
Payment at Maturity (per Security):

•

If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Basket Return × Upside Gearing)

•

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

•

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Basket Return)

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, your principal is fully exposed to the decline in the Basket, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Upside Gearing:	1.30 to 1.35. The actual Upside Gearing will be set on the Trade Date and will not be less than 1.30.
Basket Return:	Final Basket Value – Initial Basket Value Initial Basket Value
Initial Basket Value[4]:	100.00
Final Basket Value[4]:

The Final Basket Value will be calculated as follows:

100 × [1+ (Component Return of HSI Index × 70.00%) + (Component Return of BABA Shares × 5.00%) + (Component Return of BIDU Shares × 5.00%) + (Component Return of CTRP Shares × 5.00%) + (Component Return of JD Shares × 5.00%) + (Component Return of NTES Shares × 5.00%) + (Component Return of WB Shares × 5.00%)]

Component Return:	With respect to each Basket Component, the Component Return will be calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Initial Component Value[4]:	With respect to each Basket Component, the Closing Value of that Basket Component on the Trade Date
Final Component Value[4]:	With respect to each Basket Component, the Closing Value of that Basket Component on the Final Valuation Date
Downside Threshold[4]:	70.00, which is 70% of the Initial Basket Value
Closing Value[3,4]:

With respect to the Index Basket Component, Closing Value has the meaning of closing level set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement.

With respect to each Stock Basket Component, Closing Value has the meaning of closing price set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Expected. In the event that we make any change to the expected Trade Date or Settlement Date, the Final Valuation Date and/or the Maturity Date may be changed to ensure that the stated term of the Securities remains the same. The Final Valuation Date may be postponed if the Final Valuation Date is not a scheduled trading day with respect to any Basket Component or if a market disruption event occurs with respect to any Basket Component on the Final Valuation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” and “Reference Assets—Baskets—Scheduled Trading Days and Market Disruption Events for Securities Linked to a Basket of Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, the Maturity Date will be postponed if that day is not a business day or if the Final Valuation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	If the Index Basket Component is discontinued or if the sponsor of the Index Basket Component fails to publish the Index Basket Component, the Calculation Agent may select a successor Index Basket Component or, if no successor Index Basket Component is available, will calculate the value to be used as the Closing Value of the Index Basket Component. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of the Index Basket Component in the event of certain changes in or modifications to the Index Basket Component. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

[4]	In the case of certain corporate events related to a Stock Basket Component, the Calculation Agent may adjust any variable, including but not limited to, that Stock Basket Component, the Initial Basket Level, the Final Basket Level, the Downside Threshold and the Closing Value of that Stock Basket Component if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Stock Basket Component. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset,” “Reference Assets—Equity Securities—American Depositary Shares and Deposit Agreements” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the accompanying prospectus supplement.

Investment Timeline
Trade Date:	The Initial Component Value of each Basket Component is observed, the Initial Basket Value is set equal to 100 and the Upside Gearing is set.

Maturity Date:

The Final Component Value of each Basket Component is observed and the Final Basket Value and the Basket Return are determined on the Final Valuation Date.

If the Basket Return is positive, the Issuer will pay the principal amount plus a return equal to the Basket Return multiplied by the Upside Gearing. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Basket Return × Upside Gearing)

If the Basket Return is zero or negative but the Final Basket Value is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10 per Security.

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, the Issuer will repay less than the full principal amount at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, the payment at maturity per Security would be calculated as follows:

$10 + ($10 × Basket Return)

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, your principal is fully exposed to the decline in the Basket, and you will lose a significant portion or all of the principal amount of the Securities at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Investing in the Securities involves significant risks. The Issuer will not pay any interest on the Securities. You may lose a significant portion or all of your principal. The Final Basket Value is observed relative to the Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Securities to maturity. Due to the unequal weighting of the Basket Components, the performance of the Index Basket Component will have a significantly larger impact on the return on the Securities than the performances of the Stock Basket Components. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Securities.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Basket, any Basket Component or the securities composing the Index Basket Component. Some of the risks that apply to an investment in the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Securities in light of your particular circumstances.

♦	You risk losing a significant portion or all of your principal — The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Securities at maturity. The Issuer will repay you the principal amount of your Securities only if the Final Basket Value is greater than or equal to the Downside Threshold and will make such payment only at maturity. If the Final Basket Value is less than the Downside Threshold, you will be exposed to the full negative Basket Return and the Issuer will repay less than the full principal amount of the Securities at maturity, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date. Accordingly, you may lose a significant portion or all of your principal.

♦	Contingent repayment of principal applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. The market value of the Securities may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Securities prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the value of the Basket is greater than the Downside Threshold.

♦	The Upside Gearing applies only if you hold the Securities to maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Basket and the Upside Gearing and may be less than the Basket’s return itself, even if such return is positive. You can receive the full benefit of the Upside Gearing only if you hold your Securities to maturity.

♦	The probability that the Final Basket Value will be less than the Downside Threshold will depend on the volatility of the Basket — Volatility is a measure of the degree of variation in the value of the Basket over a period of time. The greater the expected volatility at the time the terms of the Securities are set, the greater the expectation is at that time that the Final Basket Value will be less than the Downside Threshold, which would result in a loss of a significant portion or all of your principal at maturity. However, the Basket’s volatility can change significantly over the term of the Securities. The value of the Basket could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Basket and the potential loss of a significant portion or all of your principal at maturity.

♦	Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Securities, and changes in the values of the Basket Components may offset each other — “Correlation” is a measure of the degree to which the returns of a pair of assets are similar to each other over a given period in terms of timing and direction. Movements in the values of the Basket Components may not correlate with each other. At a time when the value of a Basket Component increases in value, the value of another Basket Component may not increase as much, or may even decline in value. Therefore, in calculating the Basket’s performance on the Final Valuation Date, an increase in the value of a Basket Component may be moderated, or wholly offset, by a lesser increase or by a decline in the value of another Basket Component. Further, because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even small decreases in values of the more heavily weighted Basket Component. In addition, however, high correlation of movements in the values of the Basket Components could adversely affect your return on the Securities during periods of negative performance of the Basket Components. Changes in the correlation of the Basket Components may adversely affect the market value of the Securities.

♦	Credit of Issuer — The Securities are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Securities and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Securities, by acquiring the Securities, each holder of the Securities acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Securities losing all or a part of the value of your investment in the Securities or receiving a different security from the Securities, which may be worth significantly less than the Securities and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Securities. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Securities. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and

“Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Securities is not the same as owning the Stock Basket Components or the securities composing the Index Basket Component — The return on your Securities may not reflect the return you would realize if you actually owned the Stock Basket Components or the securities composing the Index Basket Component. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Stock Basket Components or the securities composing the Index Basket Component would have.

♦	The Index Basket Component reflects the price return of the securities composing the Index Basket Component, not the total return — The return on the Securities is based, in part, on the performance of the Index Basket Component, which reflects changes in the market prices of the securities composing the Index Basket Component. The Index Basket Component is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the Index Basket Component. Accordingly, the return on the Securities will not include such a total return feature.

♦	No interest payments — The Issuer will not make periodic interest payments on the Securities.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Securities. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Securities. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Securities, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Securities — The Securities will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Securities but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Securities. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities, the Basket and the Basket Components.

♦	Potential Barclays Bank PLC impact on value — Trading or transactions by Barclays Bank PLC or its affiliates in the Stock Basket Components, the securities composing the Index Basket Component and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Basket Components or the securities composing the Index Basket Component may adversely affect the values of the Basket Components and, therefore, the market value of the Securities.

♦	The Final Basket Value is not based on the value of the Basket at any time other than the Final Valuation Date — The Final Basket Value will be based solely on the Closing Value of each Basket Component on the Final Valuation Date and the payment at maturity will be based solely on the Final Basket Value as compared to the Initial Basket Value. Therefore, if the value of the Basket has declined as of the Final Valuation Date, the payment at maturity, if any, may be significantly less than it would otherwise have been had the Final Basket Value been determined at a time prior to such decline or after the value of the Basket has recovered. Although the value of the Basket on the Maturity Date or at other times during the term of your Securities may be higher than the Final Basket Value, you will not benefit from the value of the Basket at any time other than the Final Valuation Date.

♦	Non-U.S. securities markets risks — The Stock Basket Components and the equity securities composing the Index Basket Component are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Securities, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about non-U.S. companies that are not subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

♦	No direct exposure to fluctuations in exchange rates between the U.S. dollar and the Hong Kong dollar with respect to the Index Basket Component — The Index Basket Component is composed of non-U.S. securities denominated in Hong Kong dollars. Because the level of the Index Basket Component is also calculated in Hong Kong dollars (and not in U.S. dollars), the performance of the Index Basket Component will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Hong Kong dollar. In addition, any payments on the Securities determined based in part on the performance of the Index Basket Component will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Hong Kong dollar. Therefore, holders of the Securities will not benefit from any appreciation of the Hong Kong dollar relative to the U.S. dollar.

♦	There are important differences between the American depositary shares and the ordinary shares of each of the Stock Basket Components — You should be aware that your return on the Securities is linked to the price of the American depositary shares representing the ordinary shares of the Stock Basket Components and not the underlying ordinary shares of the Stock Basket Components. There are important differences between the rights of holders of American depositary shares of the Stock Basket Components and the rights of holders of the ordinary shares of the Stock Basket Components. Each American depositary share of a Stock Basket Component is a security evidenced by American depositary receipts, one of which represents (i) with respect to the BABA Shares, one ordinary share of Alibaba Group Holding Limited; (ii) with respect to the BIDU Shares, 0.10 Class A ordinary shares of Baidu, Inc.; (iii) with respect to the CTRP Shares, 0.125 ordinary shares of Ctrip.com International, Ltd.; (iv) with respect to the JD Shares, two Class A ordinary shares of JD.com, Inc.; (v) with respect to the NTES Shares, 25 ordinary shares of NetEase, Inc.; and (vi) with respect to the WB Shares, one Class A ordinary share of Weibo Corporation. The American depositary shares of the Stock Basket Components are each issued pursuant to a deposit agreement that sets forth the rights and responsibilities of the relevant depositary, the relevant non-U.S. issuer and holders of the American depositary shares of the relevant Stock Basket Component, which may be different from the rights of holders of the ordinary shares of that Stock Basket Component. For example, a company may make distributions in respect of its ordinary shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares of a Stock Basket Component and the rights of holders of the ordinary shares of that Stock Basket Component may be significant and may materially and adversely affect the value of the American depositary shares of that Stock Basket Component and, as a result, the value of your Securities.

♦	Emerging markets risk with respect to the American depositary shares of the Stock Basket Components — An investment linked to securities issued by companies that are organized in or do all or a substantial portion of their business in emerging markets, such as the Securities, involves many risks beyond those involved in an investment linked to securities issued by companies that are organized in or do business primarily in developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Antidilution adjustments — For certain corporate events affecting a Stock Basket Component, the Calculation Agent may make adjustments to the amount payable on the Securities. However, the Calculation Agent will not make such adjustments in response to all events that could affect the Stock Basket Components. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Securities may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. The Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

♦	In some circumstances, the payment you receive on the Securities may be based on the shares of another company and not a Stock Basket Component — Following certain corporate events relating to the issuer of a Stock Basket Component where the issuer of that Stock Basket Component is not the surviving entity, your return on the Securities paid by the Issuer may be based on the shares of a successor to the issuer of that Stock Basket Component or any cash or any other assets distributed to holders of that Stock Basket Component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset,” “Reference Assets—Equity Securities—American Depositary Shares and Deposit Agreements” and “Reference Assets—Baskets—Adjustments Relating to Securities Linked to a Basket” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Securities — Structured notes, including the Securities, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Securities at issuance and their value in the secondary market. Accordingly, in addition to the values of the Basket Components on any day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Components and the securities composing the Index Basket Component;

♦	the correlation (or lack of correlation) among the Basket Components;

♦	the time to maturity of the Securities;

♦	the market prices of, and dividend rates on, the Stock Basket Components and the securities composing the Index Basket Component;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Securities;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the Index Basket Component trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Securities is expected to be lower than the initial issue price of your Securities — The estimated value of your Securities on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Securities. The difference between the initial issue price of your Securities and the estimated value of the Securities is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Securities, the estimated cost that we may incur in hedging our obligations under the Securities, and estimated development and other costs that we may incur in connection with the Securities.

♦	The estimated value of your Securities might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Securities on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Securities to you.

♦	The estimated value of the Securities is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Securities on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Securities may not be consistent with those of other financial institutions that may be purchasers or sellers of Securities in the secondary market. As a result, the secondary market price of your Securities may be materially different from the estimated value of the Securities determined by reference to our internal pricing models.

♦	The estimated value of your Securities is not a prediction of the prices at which you may sell your Securities in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Securities and may be lower than the estimated value of your Securities — The estimated value of the Securities will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Securities in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Securities. Further, as secondary market prices of your Securities take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Securities such as fees, commissions, discounts, and the costs of hedging our obligations under the Securities, secondary market prices of your Securities will likely be lower than the initial issue price of your Securities. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Securities from you in secondary market transactions, if any, will likely be lower than the price you paid for your Securities, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Securities in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Securities — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market (if Barclays Capital Inc. makes a market in the Securities, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Securities on the Trade Date, as well as the secondary market value of the Securities, for a temporary period after the initial issue date of the Securities. The price at which Barclays Capital Inc. may initially buy or sell the Securities in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Securities. Please see “Additional Information Regarding Our Estimated Value of the Securities” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Securities in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Securities, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Securities.

In connection with our normal business activities and in connection with hedging our obligations under the Securities, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Basket Components or the securities composing the Index Basket Component. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Securities. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Securities into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Securities.

In addition, the role played by Barclays Capital Inc., as the agent for the Securities, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Securities. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Securities and such compensation or financial benefit may serve as an incentive to sell the Securities instead of other investments. Furthermore, we and our affiliates establish the offering price of the Securities for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Securities. As Calculation Agent, we will determine any values of the Basket Components and the Basket and make any other determinations necessary to calculate any payments on the Securities. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred with respect to a Basket Component on any date that the values of the Basket Components are to be determined; if the Index Basket Component is discontinued or if the sponsor of the Index Basket Component fails to publish the Index Basket Component, selecting a successor Index Basket Component or, if no successor Index Basket Component is available, determining any value necessary to calculate any payments on the Securities; calculating the value of the Index Basket Component on any date of determination in the event of certain changes in or modifications to the Index Basket Component; determining whether to adjust any variable described herein in the case of certain corporate events related to a Stock Basket Component that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Stock Basket Component; and determining whether to accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events with respect to a Stock Basket Component. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Securities, and any of these determinations may adversely affect any payments on the Securities.

♦	The U.S. federal income tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Securities?” below. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of the ownership and disposition of the Securities could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples and Return Table of the Securities at Maturity

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate the payment at maturity for a $10 principal amount Security on a hypothetical offering of Securities under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Securities. The examples and table below do not take into account any tax consequences from investing in the Securities. Numbers appearing in the examples and table below have been rounded for ease of analysis.

Term:	Approximately 5 years
Initial Basket Value:	100.00
Hypothetical Upside Gearing:	1.30 (the bottom of the range of 1.30 to 1.35)
Downside Threshold:	70.00 (70% of the Initial Basket Value)

*Terms used for purposes of these hypothetical examples may not represent the actual Upside Gearing or Final Basket Value. The actual Upside Gearing will be set on the Trade Date. The hypothetical Initial Component Values of 100.00 for the HSI Index and $100.00 for each of the Stock Basket Components have been chosen for illustrative purposes only and may not represent likely actual Initial Component Values for the Basket Components. The actual Initial Component Value of each Basket Component will be the Closing Value of that Basket Component on the Trade Date, the actual Final Component Value of each Basket Component will be the Closing Value of that Basket Component on the Final Valuation Date and the actual Final Basket Value will be determined on the Final Valuation Date. For historical Closing Values of the Basket Components and historical performance of the Basket, please see the historical information set forth under the sections titled “The Basket, ”The Hang Seng® Index” and “The Stock Basket Components” below. We cannot predict the value of the Basket or the Closing Value of any Basket Component on any day during the term of the Securities, including on the Final Valuation Date.

Final Basket Value	Basket Return	Payment at Maturity	Total Return on Securities at Maturity[1]
180.00	80.00%	$20.40	104.00%
170.00	70.00%	$19.10	91.00%
160.00	60.00%	$17.80	78.00%
150.00	50.00%	$16.50	65.00%
140.00	40.00%	$15.20	52.00%
130.00	30.00%	$13.90	39.00%
120.00	20.00%	$12.60	26.00%
110.00	10.00%	$11.30	13.00%
105.00	5.00%	$10.65	6.50%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
80.00	-20.00%	$10.00	0.00%
70.00	-30.00%	$10.00	0.00%
69.99	-30.01%	$6.99	-30.01%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
[1]	The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per Security to the purchase price of $10 per Security.

Example 1 — The value of the Basket increases 10.00% from the Initial Basket Value of 100.00 to a Final Basket Value of 110.00, resulting in a Basket Return of 10.00%.

Basket Component	Initial Component Value	Final Component Value	Component Return	Weighting
HSI Index	100.00	110.00	10.00%	70.00%
BABA Shares	$100.00	$115.00	15.00%	5.00%
BIDU Shares	$100.00	$105.00	5.00%	5.00%
CTRP Shares	$100.00	$112.00	12.00%	5.00%
JD Shares	$100.00	$110.00	10.00%	5.00%
NTES Shares	$100.00	$111.00	11.00%	5.00%
WB Shares	$100.00	$107.00	7.00%	5.00%

Step 1: Calculate the Final Basket Value based on the Final Component Values and Weightings for each Basket Component.

The Final Basket Value is calculated as follows:

100.00 × [1+ (10.00% × 70.00%) + (15.00% × 5.00%) + (5.00% × 5.00%) + (12.00% × 5.00%) + (10.00% × 5.00%) + (11.00% × 5.00%) + (7.00% × 5.00%)] = 110.00

Therefore, the Final Basket Value is 110.00, resulting in a Basket Return of 10.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Value of each Basket Component is greater than its hypothetical Initial Component Value, which results in the hypothetical Final Basket Value being greater than the Initial Basket Value.

Because the Basket Return of 10.00% is positive, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Basket Return × Upside Gearing)
$10 + ($10 × 10.00% × 1.30) = $10 + $1.30 = $11.30

The payment at maturity of $11.30 per Security represents a total return on the Securities of 13.00%.

Example 2 — The value of the Basket decreases 5.00% from the Initial Basket Value of 100.00 to a Final Basket Value of 95.00, resulting in a Basket Return of -5.00%.

Basket Component	Initial Component Value	Final Component Value	Component Return	Weighting
HSI Index	100.00	80.00	-20.00%	70.00%
BABA Shares	$100.00	$120.00	20.00%	5.00%
BIDU Shares	$100.00	$145.00	45.00%	5.00%
CTRP Shares	$100.00	$130.00	30.00%	5.00%
JD Shares	$100.00	$125.00	25.00%	5.00%
NTES Shares	$100.00	$130.00	30.00%	5.00%
WB Shares	$100.00	$130.00	30.00%	5.00%

Step 1: Calculate the Final Basket Value based on the Final Component Values and Weightings for each Basket Component.

The Final Basket Value is calculated as follows:

100.00 × [1+ (-20.00% × 70.00%) + (20.00% × 5.00%) + (45.00% × 5.00%) + (30.00% × 5.00%) + (25.00% × 5.00%) + (30.00% × 5.00%) + (30.00% × 5.00%)] = 95.00.

Therefore, the Final Basket Value is 95.00, resulting in a Basket Return of -5.00%

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Value of the HSI Index is less than its hypothetical Initial Component Value, while the hypothetical Final Component Values of the other Basket Components are each greater than their respective hypothetical Initial Component Values. Because the Basket is unequally weighted, increases in the lower weighted Basket Components will be moderated, and may be wholly offset, by decreases in the more heavily weighted Basket Component. In this example, the 20.00% decrease in the HSI Index has a significant impact on the Final Basket Value notwithstanding the positive performance of the other Basket Components due to the 70.00% weighting of the HSI Index, which results in the hypothetical Final Basket Value being less than the Initial Basket Value.

Because the Basket Return is negative and the Final Basket Value is greater than or equal to the Downside Threshold, the Issuer will repay the full principal amount at maturity of $10.00 per Security.

The payment at maturity of $10.00 per Security represents a total return on the Securities of 0.00%.

Example 3 — The value of the Basket decreases 60.00% from the Initial Basket Value of 100.00 to a Final Basket Value of 40.00, resulting in a Basket Return of -60.00%.

Basket Component	Initial Component Value	Final Component Value	Component Return	Weighting
HSI Index	100.00	40.00	-60.00%	70.00%
BABA Shares	$100.00	$60.00	-40.00%	5.00%
BIDU Shares	$100.00	$40.00	-60.00%	5.00%
CTRP Shares	$100.00	$50.00	-50.00%	5.00%
JD Shares	$100.00	$30.00	-70.00%	5.00%
NTES Shares	$100.00	$35.00	-65.00%	5.00%
WB Shares	$100.00	$25.00	-75.00%	5.00%

Step 1: Calculate the Final Basket Value based on the Final Component Values and Weightings for each Basket Component.

The Final Basket Value is calculated as follows:

100.00 × [1+ (-60.00% × 70.00%) + (-40.00% × 5.00%) + (-60.00% × 5.00%) + (-50.00% × 5.00%) + (-70.00% × 5.00%) + (-65.00% × 5.00%) + (-75.00% × 5.00%)] = 40.00

Therefore, the Final Basket Value is 40.00, resulting in a Basket Return of -60.00%.

Step 2: Calculate the payment at maturity.

In this example, the hypothetical Final Component Value of each Basket Component is less than its hypothetical Initial Component Value, which results in the hypothetical Final Basket Value being less than the Initial Basket Value.

Because the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, the Issuer will pay a payment at maturity calculated as follows per Security:

$10 + ($10 × Basket Return)

$10 + ($10 × -60.00%) = $10 + -$6 = $4.00

The payment at maturity of $4.00 per Security represents a loss on the Securities of 60.00%, which reflects the Basket Return of -60.00%.

If the Basket Return is negative and the Final Basket Value is less than the Downside Threshold, at maturity the Issuer will repay less than the full principal amount, if anything, resulting in a percentage loss on your investment equal to the decline of the Basket from the Trade Date to the Final Valuation Date.

What Are the Tax Consequences of an Investment in the Securities?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Securities. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Securities for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket. Assuming this treatment is respected, upon a sale or exchange of the Securities (including redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Securities, which should equal the amount you paid to acquire the Securities. This gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Securities to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Securities do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Securities. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

The Basket

The Securities are linked to an unequally weighted basket consisting of the Hang Seng® Index and the American depositary shares of each of Alibaba Group Holding Limited, Baidu, Inc., Ctrip.com International, Ltd., JD.com, Inc., NetEase, Inc. and Weibo Corporation. While historical information on the value of the Basket does not exist for dates prior to the Trade Date, the following graph sets forth the performance of the Basket from September 19, 2014 through November 5, 2018, assuming that, on September 19, 2014, the Basket was constructed with the specified weights for the Basket Components, the Initial Component Values were determined and the Initial Basket Value was set equal to 100.00. The dotted line represents the Downside Threshold of 70.00, which is equal to 70% of the Initial Basket Value.

We obtained the Closing Values of each Basket Component used to calculate the below graph from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the Basket should not be taken as an indication of future performance. Future performance of the Basket may differ significantly from historical performance, and no assurance can be given as to the value of the Basket during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Basket will not result in a loss on your initial investment.

The performance of the Basket will reflect the performance of the Basket Components. See “Risk Factors—Correlation (or lack of correlation) of performances among the Basket Components may adversely affect your return on the Securities, and changes in the values of the Basket Components may offset each other” above.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The Hang Seng® Index

The HSI Index is a free-float-adjusted market-capitalization weighted index of companies from The Stock Exchange of Hong Kong Ltd., and is designed to be an indicator of the performance of the Hong Kong stock market. For more information about the HSI Index, see “Indices—The Hang Seng Indices—The Hang Seng® Index” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the HSI Index from January 2, 2008 through November 5, 2018, based on the daily Closing Values of the HSI Index. The Closing Value of the HSI Index on November 5, 2018 was 25,934.39. We obtained the Closing Values of the HSI Index from Bloomberg, without independent verification. Historical performance of the HSI Index should not be taken as an indication of future performance. Future performance of the HSI Index may differ significantly from historical performance, and no assurance can be given as to the Closing Value of the HSI Index during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the HSI Index will not result in a loss on your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The Stock Basket Components

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets — Equity Securities — Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of each Stock Basket Component can be located by reference to its SEC file number (as set forth in the table below).

The Stock Basket Components, and the SEC file number, principal U.S. exchange, Bloomberg ticker symbol and Closing Value on November 5, 2018 for each Stock Basket Component, are as set forth in the table below.

Stock Basket Component	SEC File Number	Principal U.S. Exchange	Bloomberg Ticker Symbol	Closing Value (on November 5, 2018)
American depositary shares of Alibaba Group Holding Limited	001-36614	New York Stock Exchange	BABA	$144.64
American depositary shares of Baidu, Inc.	000-51469	Nasdaq Stock Market	BIDU	$190.59
American depositary shares of Ctrip.com International, Ltd.	001-33853	Nasdaq Stock Market	CTRP	$34.09
American depositary shares of JD.com, Inc.	001-36450	Nasdaq Stock Market	JD	$24.15
American depositary shares of NetEase, Inc.	000-30666	Nasdaq Stock Market	NTES	$226.29
American depositary shares of Weibo Corporation	001-36397	Nasdaq Stock Market	WB	$64.14

Included below is a brief description of the issuer of each Stock Basket Component. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

According to publicly available information:

•	Alibaba Group Holding Limited is a Cayman Islands company, conducting its business in China through its subsidiaries and variable interest entities. Its businesses consist of core commerce, cloud computing, digital media and entertainment, and other service offerings.

•	Baidu, Inc. is a Chinese language internet search provider. It is a Cayman Islands company that conducts its business primarily in China.

•	Ctrip.com International, Ltd. is a travel service provider for accommodation reservation, transportation ticketing, packaged tours and corporate travel management in China. It is a Cayman Islands company that conducts its business primarily in China.

•	JD.com, Inc. is a technology-driven e-commerce company and retail infrastructure service provider in China. It is a Cayman Islands company that conducts its business primarily in China.

•	NetEase, Inc. operates an interactive online community in China and is a provider of Chinese language content and services through its online games, e-commerce, Internet media, email and other businesses. It is a Cayman Islands company that conducts its business primarily in China.

•	Weibo Corporation is a social media platform for people to create, distribute and discover content. It is a Cayman Islands company that conducts its business primarily in China.

Historical Information

The following graphs set forth the historical performance of each Stock Basket Component from January 2, 2008 (or the later date on which trading of that Stock Basket Component commenced, as set forth below) through November 5, 2018, based on the daily Closing Values of that Stock Basket Component. The BABA Shares commenced trading on the New York Stock Exchange on September 19, 2014, and the JD Shares commenced trading on The Nasdaq Stock Market on May 22, 2014. Those Stock Basket Components therefore have limited historical performance.

We obtained the Closing Values of each Stock Basket Component from Bloomberg, without independent verification. Historical performance of the Stock Basket Components should not be taken as an indication of future performance. Future performance of the Stock Basket Components may differ significantly from historical performance, and no assurance can be given as to the Closing Value of any Stock Basket Component during the term of the Securities, including on the Final Valuation Date. We cannot give you assurance that the performance of the Stock Basket Components will not result in a loss on your initial investment. The Closing Values of the Stock Basket Components shown below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Securities at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Securities that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Securities are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Securities or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.